CEO REPORT – SECOND QUARTER 2021 DEAR SHAREHOLDERS AND FRIENDS OF FIRST BUSINESS BANK: First Business Bank delivered strong financial performance in the second quarter of 2021 which was highlighted by continued double digit loan growth, diversified fee income, and improving asset quality metrics. Strong pipelines developed by an experienced team focused on high-touch client service and niche lending position us well for continued strong performance through the second half of 2021 and sustainable success over the long-term. EXCEPTIONAL CORE FINANCIAL RESULTS Second quarter 2021 net income was $8.2 million, up 148% from the prior year quarter, as net interest income expansion was supported by solid non-interest income generation. In addition, our improving asset quality metrics, along with the positive economic trends we’re seeing in our markets, resulted in a nearly $1.0 million provision benefit. Strong earnings in the second quarter, combined with record earnings reported in the linked first quarter, which you’ll recall also included a provision benefit, have resulted in First Business Bank’s best first half of the year ever. Additionally, top-line revenue, enhanced by our diversified revenue streams, grew 11% over the prior year second quarter, in line with our long-term goal of 10% annual growth. Even more importantly, tangible book value ("TBV") grew 15% annualized in the second quarter and has increased for 18 consecutive years at a compound annual growth rate of 8% over that time. DIFFERENTIATED LOAN GROWTH SUPPORTED BY IN-MARKET DEPOSITS Our team’s exceptional business development efforts across products and geographies as well as expanded specialized lending offerings, all contributed to our fourth consecutive quarter of loan growth above 10%, supported by in-market deposits. We expect this momentum to continue into the foreseeable future, with the goal of extending double-digit annual loan growth. Exhibit 99.1

We believe First Business Bank's ability to deliver double-digit annual loan growth has been, and will continue to be, supported by in-market deposits based on long-term relationships with businesses and other organizations in the communities we serve, as well as with those who lead them. To be certain, we continue to see our depositors maintaining relatively high cash positions in the current environment, some of which reflects PPP funding they accessed through First Business Bank. We are very well positioned to retain relationships earned through the PPP program and significant levels of deposits from both newer and longstanding clients. In addition, our deposit gathering success reflects prior years' investments in what is a very competitive treasury management offering and a proven team of relationship managers who are focused on providing these value- added services to growing numbers of current and prospective commercial clients. DIVERSIFIED FEE INCOME Second quarter non-interest income of $6.3 million in 2021 was consistent with the prior year period and continues to be an important contributor to our bottom-line results. Revenue growth from our Private Wealth management business, along with continued strong gains on the sale of SBA loans offset the absence of commercial loan interest rate swap fees during the period, illustrating the value of diversity in our fee income revenue streams. Our well-established Private Wealth management offering continues on a solid growth trajectory, providing fiduciary, investment management, brokerage, and custody-only services to individual and corporate clients. Private Wealth management fee income grew 29.2% from the second quarter last year, to $2.7 million. After crossing the $2.0 billion threshold for assets under management and administration less than nine months ago, we have reached a new record of $2.6 billion as of June 30, 2021, up an annualized 29.8% from the first quarter of 2021. While the equity markets have certainly provided a helpful tailwind, our success in attracting and winning new relationships has led to year-to-date client inflows of $138 million, more than twice the level of the same period last year, contributing significantly to our ability to grow Private Wealth management fees in the first half of 2021. This growth is the direct result of our ability to attract and retain top talent who are, above all else, dedicated to client service. Building on their longstanding success in Greater Dane County, the Private Wealth management team looks to capitalize on the opportunity to expand this offering to our Southeast Wisconsin, Northeast Wisconsin, and Kansas City Metro markets, and we are actively adding to those teams. First Business Bank's SBA Lending platform, which you’ll recall we began rebuilding in 2017, is maturing and beginning to deliver more sustainable growth. For the third consecutive quarter we generated more than $1 million in gains on the sale of SBA loans, which was our near-term goal. We are pleased with our team’s success in building scale in SBA Lending and, in turn, driving enhanced profitability. As we’ve noted in the past, swap fee income can vary from period to period. While we did not record commercial loan interest rate swap fee income during the second quarter of 2021, we do anticipate swap fee activity in future quarters. The timing and amount of swap activity will depend on changes in long-term interest rates and which financing terms and structures are most attractive to our clients. That First Business Bank’s revenue and earnings continued to grow, even without a contribution from this product in the quarter, is a testament to the strength of our unique model and diverse sources of income.

Overall, we are very pleased with how our business lines are driving solid fee income. With a variety of levers available to us, we continue to target a 25% goal for fee income as a percentage of total revenue over the long term. CREDIT QUALITY STRENGTH Our ongoing focus on credit quality continues to be productive and supports our enhanced profitability. In the second quarter, our earnings were further elevated by a credit to loan loss provision. While we will continue to monitor economic conditions and our portfolios closely, given our very strong historical loss rates and the reopening of our markets driving economic improvement, we are cautiously optimistic that the national and regional recovery may enable us to release additional reserves in the second half of 2021. As a result, we believe there will be no meaningful provision for the rest of the year, which will provide an atypical boost to profitability. We reduced non-performing assets (NPAs) by 54% over the prior year to $11.6 million at June 30, 2021. Our NPAs as a percentage of total assets now represents 0.40%, the lowest level since 2006 and better than the most recent quarter median reported by publicly traded peer banks with $1 billion to $5 billion in assets. Additionally, we expect continued reduction of NPAs in the second half of 2021. The net charge-offs we did have during the second quarter related primarily to our legacy SBA portfolio, which we have reduced to a very modest balance through the concerted work of our credit team. At the same time, the quality of loans originated since 2017 in our rebuilt SBA business are very strong, with a zero-loss rate to date, better reflecting our long-standing quality standards of underwriting and credit monitoring. GROWTH STOCK AT A VALUE PRICE First Business Bank's strong second quarter financial performance is indicative of what our business-focused model is capable of delivering. In an industry with hundreds competitors, differentiation is vital. As a business-focused bank offering commercial banking, specialized lending, private wealth solutions, and bank consulting services, we are uniquely positioned for growth. Our specialized lending offerings encompass Asset-Based Lending, Accounts Receivable Financing, Vendor Finance, SBA Lending, and Floorplan Financing. We see an excellent opportunity to grow these offerings at a faster rate than our more mature commercial banking offerings, and expect them to positively impact our overall profitability as they continue to achieve scale. At a time when many banks are shedding branches, our efficient and highly scalable model already successfully operates with a limited branch network. While we are headquartered in the Midwest and pride ourselves on being a premier banking partner to businesses and Private Wealth management clients in our local markets, our team provides many of our specialized lending and other services to clients nationwide. Our team is made up of entrepreneurial-minded and experienced professionals who are deeply committed to their clients’ success. In addition to attracting and retaining top talent, our past investments in technology, process improvement, and automation initiatives in all areas of the Company have positioned us well. For example, our proprietary Vendor Finance platform not only supports the strategic growth of our specialized lending capabilities, but enabled us to leverage the technology to respond quickly and efficiently to emergency demand from small businesses and non- profits that were provided PPP funding by First Business Bank. As we begin the second half of 2021 and look toward 2022 with continued optimism for an accelerating national economic recovery, First Business Bank is producing strong results that are indicative of what our business model can deliver. Our exceptional loan growth — supported by in-market deposit growth — along with revenue growth and diversified fee income, position us well to deliver sustainable performance, providing long-term value to our shareholders. In addition, our performance and prospects support a cash dividend to common stockholders with an above-peer yield of 2.66%, as of the end of the second quarter. As always, we thank you for your continued interest in and support of First Business Bank and I look forward to updating you on our third quarter progress. Corey Chambas, President and CEO First Business Financial Services, Inc. parent company of First Business Bank This letter includes “forward-looking statements” related to First Business Financial Services, Inc. (the “Company”) that can generally be identified as describing the Company’s future plans, objectives, goals or expectations. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. We do not intend to, and specifically disclaim any obligation to, update any forward- looking statements. 1. "EPS Growth" represents Q1 2021 Earnings Per Share growth compared to Q4 2020. 2. "TSR" represents Total Shareholder Return for the six months ended June 30, 2021. 3. Peer group defined as publicly-traded banks with total assets between $1 billion and $5 billion. 4. Loan and in-market deposit growth represents Q1 2021 annualized growth compared to Q4 2020.

Financial Highlights

(Unaudited)

Income Statement Data	As of and for the Three Months Ended 6/30/21	6/30/20	% Change	As of and for the Six Months Ended 6/30/21	6/30/20	% Change
(Dollars in Thousands)						
Net interest income	$ 21,652	$ 18,888	14.6 %	$ 42,515	$ 35,937	18.3 %
Adjusted non-interest income[1]	6,292	6,319	(0.4)%	13,487	12,737	5.9 %
Total operating revenue	27,944	25,207	10.9 %	56,002	48,674	15.1 %
Total operating expense[2]	17,932	15,431	16.2 %	35,383	31,327	12.9 %
Pre-tax, pre-provision adjusted earnings[3]	10,012	9,776	2.4 %	20,619	17,347	18.9 %
Provision for loan and lease losses	(958)	5,469	*	(3,026)	8,651	*
Net (gain) loss on foreclosed properties	(1)	348	*	1	450	(99.8)
Amortization of other intangible assets	8	9	(11.1)%	15	18	(16.7)%
SBA recourse provision (benefit)	245	(30)	*	115	(5)	*
Tax credit investment impairment	—	1,841	*	—	1,954	*
Loss on early extinguishment of debt	—	744	*	—	744	*
Net (gain) loss on sale of securities	(29)	—	*	(29)	4	*
Income before income tax expense	10,747	1,395	*	23,543	5,531	*
Income tax expense (benefit)	2,512	(1,928)	*	5,577	(1,070)	*
Net income	$ 8,235	$ 3,323	147.8%	$ 17,966	$ 6,601	172.2%
Efficiency ratio[4]	64.17 %	61.22 %		63.18 %	64.36 %	
Common Per Share Data						
Diluted earnings	$ 0.95	$ 0.38	150.0%	$ 2.08	$ 0.77	170.1%
Dividends declared	0.180	0.165	9.1 %	0.36	0.33	9.1 %
Tangible book value	24.28	21.65	12.1 %	24.28	21.65	12.1 %

Balance Sheet Data	As of 6/30/21	6/30/20	% Change
(Dollars in Millions)			
Total loans and leases receivable	$ 2,144	$ 2,057	4.2 %
Total assets	2,866	2,469	16.1 %
In-market deposits[5]	2,016	1,621	24.4 %
Stockholders' equity	221	198	11.6 %

* Not meaningful

(1) "Adjusted non-interest income" is a non-GAAP measure defined as non-interest income excluding net (gain) loss on sale of securities.

(2) "Operating expense" is a non-GAAP measure defined as non-interest expense excluding net (gain) loss on foreclosed properties, amortization of other intangible assets, SBA recourse provision (benefit), tax credit investment impairment, loss on early extinguishment of debt, and other discrete items, if any.

(3) "Pre-tax, pre-provision adjusted earnings" is a non-GAAP measure defined as pre-tax income excluding the effects of provision for loan and leases losses, net (gain) loss on foreclosed properties, amortization of other intangible assets, SBA recourse provision (benefit), tax credit investment impairment, loss on early extinguishment of debt, and net (gain) loss on sale of securities.

(4) "Efficiency ratio" is a non-GAAP measure defined as total operating expense divided by total operating revenue. Please refer to the calculations and management's reason for using these non-GAAP measures in the Company's most recent investor presentation, included as an exhibit to our Current Report on Form 8-K filed with the SEC on August 4, 2021.

(5) In-market deposits consists of all transaction accounts, money market accounts, and non-wholesale deposits

STOCK PERFORMANCE

This table shows the high, low, and closing price for FBIZ's common stock in recent quarters as reported by Nasdaq.

Quarter	Trade Price		Closing	
Ending	High	Low	Price	Volume
6/30/2021	28.61	23.74	27.07	3,332,147
3/31/2021	27.49	17.56	24.73	1,290,300
12/31/2020	20.74	14.12	18.41	923,937
9/30/2020	19.23	13.66	14.29	1,110,718
6/30/2020	18.75	13.10	16.45	1,635,793

INVESTOR MATERIALS

Annual quarterly shareholder reports, regulatory filings, press releases, and articles about the corporation which have appeared in various publications are generally available in the "Investor Relations" section of our website, or may be obtained from Mr. Ed Sloane, Jr. by calling (608) 232-5970 or via online form.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The corporation offers its shareholders a convenient and economical plan to increase their investment in First Business Financial Services common stock. This plan provides a method of investing cash dividends and voluntary cash payments in additional shares of common stock without payment of brokerage commissions or service charges.

Individuals who wish to purchase FBIZ stock for the first time may also participate in this plan. For additional information about the plan and a brochure, please contact:

Computershare CIP
c/o Computershare Investor Services
P.O. Box 30170 College Station, TX 77842-3170
www.computershare.com/investor

1-800-893-4698 (U.S. and Canada)
1-781-575-3120 (Outside U.S. and Canada)